EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 and S-3 of American Radio Systems Corporation of (1) our reports dated February 20, 1996 relating to American Radio Systems Corporation and subsidiaries; (2) our reports dated March 24, 1995 relating to SBS Holdings, Inc. and subsidiary; (3) our reports relating to Atlantic Radio, L.P. and subsidiaries (a Partnership) dated April 8, 1994; (4) our reports relating to Multi Market Communications, Inc. dated April 8, 1994; and (5) our reports relating to Boston AM Radio Corporation, Inc. dated October 28, 1994, all appearing in the Annual Report on Form 10-K of American Radio Systems Corporation for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
July 22, 1996